Exhibit 3.3

ARTICLES OF MERGER

OF

RETAIL OPPORTUNITY INVESTMENTS CORP.,
a Delaware corporation

WITH AND INTO

RETAIL OPPORTUNITY INVESTMENTS CORP.,
a Maryland corporation

THIS IS TO CERTIFY THAT:

FIRST:                      Retail Opportunity Investments Corp., a Maryland corporation ("Surviving Corporation"), and Retail Opportunity Investments Corp., a Delaware corporation ("Merging Corporation"), agree to effect a merger of the Merging Corporation with and into Surviving Corporation, upon the terms and conditions herein set forth (the "Merger"):

SECOND:                 Surviving Corporation was incorporated as a Maryland corporation on March 22, 2011, and is the entity to survive the Merger.  The principal office of Surviving Corporation in the State of Maryland is located in Baltimore City.

THIRD:                     The Merging Corporation was incorporated under the laws of the State of Delaware on July 10, 2007.  The Merging Corporation is not registered or qualified to do business in the State of Maryland and does not have a principal office in the State of Maryland.  The Merging Corporation owns no interest in land in the State of Maryland.

FOURTH:                 The Merger has been duly advised, authorized and approved by Surviving Corporation in the manner and by the vote required by the Maryland General Corporation Law, and the charter and Bylaws of Surviving Corporation as follows:

(a)           The Board of Directors of Surviving Corporation adopted resolutions declaring the Merger to be advisable and directing that the Merger be submitted to the sole stockholder of Surviving Corporation for consideration.

(b)           The sole stockholder of Surviving Corporation approved the Merger.

FIFTH:                      The Merger has been duly advised, authorized and approved by Merging Corporation in the manner and by the vote required by the Delaware General Corporation Law, the Second Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of Merging Corporation as follows:

(a)           The Board of Directors of Merging Corporation adopted a resolution declaring the Merger advisable and in the best interests of Merging Corporation and its stockholders, and directing the Merger be submitted for consideration by the stockholders of Merging Corporation entitled to vote thereon.

(b)           The Merger was approved by the stockholders of Merging Corporation by the affirmative vote of the holders of a majority of the outstanding shares of Merging Corporation Common Stock (as defined below).

SIXTH:                      The total number of shares of all classes of stock which Surviving Corporation has the authority to issue is five hundred fifty million (550,000,000) shares, consisting of five hundred million (500,000,000) shares of common stock, par value $0.0001 per share ("Surviving Corporation Common Stock"), and fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share ("Surviving Corporation Preferred Stock").  The aggregate par value of all of Surviving Corporation's authorized capital stock is fifty-five thousand dollars ($55,000).

SEVENTH:                The total number of shares of all classes of stock which Merging Corporation has the authority to issue is five hundred fifty million (550,000,000) shares, consisting of five hundred million (500,000,000) shares of common stock, par value $0.0001 par value per share ("Merging Corporation Common Stock"), and fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share ("Merging Corporation Preferred Stock").  The aggregate par value of all of Merging Corporation's authorized capital stock is fifty-five thousand dollars ($55,000).

EIGHTH:                   At the Effective Time (as defined herein), Merging Corporation shall  be merged with and into Surviving Corporation and, thereupon, Merging Corporation shall cease to exist, Surviving Corporation shall possess any and all purposes and powers of Merging Corporation, and all leases, licenses, property, rights, privileges and powers of whatever nature and description of Merging Corporation shall be transferred to, vested in and devolved upon Surviving Corporation without further act or deed, and all of the debts, liabilities, duties and obligations of Merging Corporation will become the debts, liabilities, duties and obligations of Surviving Corporation.  Consummation of the Merger at the Effective Time shall have the effects set forth in Section 3-114 of the Maryland General Corporation Law and the applicable provisions of the Delaware General Corporation Law.

NINTH:                      The manner and basis of converting or exchanging the issued shares of stock of Surviving Corporation and the manner and basis of converting or exchanging the issued shares of stock of Merging Corporation at the Effective Time shall be as follows:

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of stock of Surviving Corporation or any shares of stock of Merging Corporation:

(a)           Each share of Merging Corporation Common Stock issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive one (1) validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock in accordance with the Agreement and Plan of Merger, dated June 1, 2011, between Merging Corporation and Surviving Corporation.

(b)           Each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Effective Time (all of which are owned by Merging Corporation) will cease to be issued and outstanding and will automatically be canceled and retired and resume the status of authorized and unissued shares of Surviving Corporation, and no share of Surviving Corporation Common Stock or other securities of Surviving Corporation or other consideration shall be issued in respect thereof.

(c)           There are no outstanding shares of Merging Corporation Preferred Stock or Surviving Corporation Preferred Stock.

TENTH:                     The Merger shall become effective (the "Effective Time") upon the later to occur of the date and time of the acceptance of these Articles of Merger for record by the State Department of Assessments and Taxation of Maryland.  Notwithstanding anything to the contrary in these Articles of Merger, pursuant to Section 3-108 of the Maryland General

Corporation Law, the Merger may be abandoned before the Effective Time by majority vote of the entire board of directors of either Surviving Corporation or Merging Corporation.

ELEVENTH:              Each of the undersigned acknowledges these Articles of Merger to be the corporate act and deed of the respective corporation on behalf of which he has signed, and further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the corporation on whose behalf he has signed are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures appear on the following page]

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto as of this 1st day of June, 2011, on behalf of Surviving Corporation, by its President and Chief Executive Officer and attested by its Chief Financial Officer, Treasurer and Secretary, and on behalf of Merging Corporation, by its President and Chief Executive Officer and attested by its Chief Financial Officer.

ATTEST: /s/ John B. Roche Name: John B. Roche Title: Chief Financial Officer, Treasurer and Secretary	RETAIL OPPORTUNITY INVESTMENTS CORP., a Maryland corporation By: /s/ Stuart A. Tanz Name: Stuart A. Tanz Title: President and Chief Executive Officer
ATTEST: /s/ John B. Roche Name: John B. Roche Title: Chief Financial Officer	RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation By: /s/ Stuart A. Tanz Name: Stuart A. Tanz Title: President and Chief Executive Officer